Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333 333-135147, 333-123820, and 333-114051 on Form S-8 of our reports dated March 12, 2008, relating to (1) the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109 and adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 28, 2007.
/s/ Deloitte & Touche LLP
San Jose, California
March 12, 2008